UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2008

PRB Energy, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-120129	20-0563497
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1875 Lawrence Street, Suite 450 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 308-1330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 22, 2008, PRB Energy, Inc. (the “Company”) received written notice from DKR Soundshore Oasis Holding Fund Ltd. and West Coast Opportunity Fund LLC (collectively, the “Senior Lenders”), the holders of the Company’s $15 million Senior Secured Debentures due August 31, 2008 (the “Debentures”), that the Company is in default with respect to certain of its obligations under the Debentures and certain other related transaction documents. Specifically, the notice claims that the Company defaulted by failing to honor its obligations under a letter agreement dated June 15, 2007 with the Senior Lenders relating to the proceeds from the Company’s settlement agreement with Rocky Mountain Gas and by failing to take all actions necessary to maintain title to certain of the collateral securing the Company’s obligations under the Debentures. The notice also notifies the Company that as a remedy for such alleged defaults, an automatic redemption by the Company of the Debentures has occurred.  The Senior Lenders assert that, upon default, the Debentures shall be redeemed by the Company at a price equal to 110% of the outstanding principal amount and accrued and unpaid interest and accrued and unpaid late charges and interest.  The Company disagrees with this assertion.  The Company does not believe that a default under the Debentures has occurred and is working with the Senior Lenders in an effort to settle the dispute of whether any default has occurred and whether a redemption has occurred.  In addition, the Company is exploring all of the strategic alternatives available to it under applicable law, including filing for bankruptcy protection, as a result of this notice from the Senior Lenders and given its current liquidity position.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRB ENERGY, INC.
Date: February 28, 2008
/s/ William F. Hayworth
William F. Hayworth
President and Chief Executive Officer